EXHIBIT 5.1

The Law Offices of Randall J. Lanham

28652 Oso Parkway	Telephone: (949) 933-1964
Suite D	Facsimile: (949) 666-5006
Rancho Santa Margarita, California 92688

October 10, 2023

Lottery.com, Inc.

20808 State Hwy 71 W.

Spicewood, TX 78669

Attn: Matthew McGahan

Ladies and Gentlemen:

You have requested our opinion as counsel for Lottery.com, Inc., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the offering by the Company of 500,000 shares of Company common stock issuable in connection with the Company’s 2023 Employees’ Directors’ and Consultants’ Stock Issuance and Option Agreement.

We have examined the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 9, 2023 (the “Registration Statement”). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Randall J. Lanham
Randall J. Lanham, Esq.